Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (No. 333-178308) and in the Registration Statement on Form S-8 (No. 333-181703), pertaining to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, of our report dated March 3, 2014, relating to the consolidated financial statements of Puma Biotechnology, Inc. and the effectiveness of internal control over financial reporting of Puma Biotechnology, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2013.

San Diego, California	/s/ PKF
March 3, 2014	PKF Certified Public Accountants A Professional Corporation